EXHIBIT 4.3

                     CERTIFICATE OF DESIGNATIONS OF SERIES A
                             VOTING PREFERRED STOCK
                           (Par Value $0.01 Per Share)
                                       of
                                 COACH USA, INC.

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                        Pursuant to Section 151(g) of the
                             General Corporation Law
                            of the State of Delaware

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        The undersigned does hereby certify that the following resolutions were duly adopted by the Board of Directors of Coach USA, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 151 of the Delaware General Corporation Law, at a meeting duly convened and held on June 5, 1997, at which a quorum was present and acting throughout:

        RESOLVED, that pursuant to the authority conferred on the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, a series of the Corporation's authorized preferred stock, par value $0.01 per share (the "Preferred Stock"), be, and it hereby is, established, created and approved, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional and other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth on Exhibit A attached hereto and incorporated herein by reference for all purposes; and

        FURTHER RESOLVED, that the proper officers be, and each hereby is, authorized, empowered and directed, by and on behalf of the Corporation and in its name, to prepare, execute and deliver, and file with the Secretary of State of the State of Delaware, a certificate of designations of the terms, limitations, rights and preferences of the Preferred Stock (the "Certificate of Designations"), with the designations, voting and other powers, preferences, relative, participating, optional and other rights, and the qualifications, limitations and restrictions, set forth on Exhibit A;


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        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 11th day of June, 1997.

                                                 COACH USA, INC.

                                                 By:/s/ DOUGLAS M. CERNY
                                                    Senior Vice President

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                                    Exhibit A

                         SERIES A VOTING PREFERRED STOCK
            DESIGNATION OF TERMS, LIMITATIONS, RIGHTS AND PREFERENCES

              1. AUTHORIZED NUMBER AND DESIGNATION. The preferred stock created and authorized hereby shall be designated as the "Series A Voting Preferred Stock" (the "Series A Voting Preferred Stock"). The number of shares of Series A Voting Preferred Stock shall be one (1). The Series A Voting Preferred Stock is issuable solely in a single whole share that shall entitle the holder thereof to exercise the voting rights and to have the benefit of all other rights of a holder of Series A Voting Preferred Stock as set forth herein and in the Certificate of Incorporation. The par value of the share of Series A Voting Preferred Stock shall be $0.01.

              2. DIVIDENDS. A holder of Series A Voting Preferred Stock shall not be entitled to receive any dividends declared and paid by the Corporation.

              3. VOTING RIGHTS. A holder of Series A Voting Preferred Stock shall have the same rights and privileges regarding the voting of such stock as a holder of the Corporation's Common Stock, par value $0.01 per share (the "Common Stock"), has. Except as otherwise required by law, the share of Series A Voting Preferred Stock shall be entitled to cast such number of votes as are equal to the number of votes that holders of outstanding Dividend Access Shares, par value $0.01 per share ("Dividend Access Shares") of 3376249 Canada Inc., a Canadian corporation ("Canada Inc."), would be entitled to if all such Dividend Access Shares were redeemed by the holders thereof for Common Stock of the Corporation pursuant to the terms of the Dividend Access Shares. The Series A Voting Preferred Stock and the Common Stock shall vote as one class except as otherwise provided by law or this Certificate.

              4. PRIORITY OF SERIES A VOTING PREFERRED STOCK IN THE EVENT OF LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the Corporation, the holder of the Series A Voting Preferred Stock shall not be entitled to any preference over holders of the Common Stock and shall be entitled to receive, pro rata with the holders of Common Stock, all of the remaining assets of the Corporation available for distribution to its stockholders.

              5.     OTHER PROVISIONS.

              (a) Pursuant to the terms of that certain Stock Purchase Agreement, dated May 22, 1997, by and among the Corporation, Canada Inc. and all of the stockholders of Trentway-Wagar (Properties) Inc., a Canadian corporation, one share of Series A Voting Preferred Stock is being issued to the trustee (the "Trustee") under the Exchange Trust Agreement, dated June 12, 1997 (the "Exchange Trust Agreement"), among the Corporation, Canada Inc. and the Trustee.

              (b) The holder of the Series A Voting Preferred Stock share is entitled to exercise the voting rights set forth in Section 3 hereof in such manner as such holder desires and in accordance with the terms of the Exchange Trust Agreement.
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              (c) For purposes hereof, the number of Dividend Access Shares outstanding shall exclude Dividend Access Shares owned or held in treasury by the Corporation, Canada Inc., any of their subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation. For purposes hereof, "control" (including the correlative meanings, the terms "controlled by" and "under common control of") as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person through the ownership of voting securities, by contract or otherwise.

              (d) At such time as the share of Series A Voting Preferred Stock has no votes attached to it because there are no Dividend Access Shares of Canada Inc. outstanding and there are no shares of stock, debt, options or other agreements of Canada Inc. which could give rise to the issuance of any Dividend Access Shares of Canada Inc. to any person (other than the Corporation, Canada Inc., any of their subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation), the Series A Voting Preferred Stock shall be canceled.